SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             IMS HEALTH INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


     5) Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

IMS HEALTH [LOGO]

                                             IMS HEALTH INCORPORATED
                                             200 Nyala Farms, Westport, CT 06880




                                             March 17, 2000



Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of IMS Health Incorporated on April 10, 2000, at 9:30 A.M. at 1209 Orange Street, Wilmington, Delaware.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting and provides information about IMS HEALTH.

     Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and return the enclosed proxy card promptly or vote by telephone or over the Internet. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

                                           Sincerely,

                                           /s/ Victoria R. Fash

                                           VICTORIA R. FASH
                                           President and Chief Executive Officer

IMS HEALTH [LOGO]

                                             IMS HEALTH INCORPORATED
                                             200 Nyala Farms, Westport, CT 06880






                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 ---------------

DATE:    April 10, 2000

TIME:    9:30 A.M.

PLACE:   1209 Orange Street
         Wilmington, Delaware

ITEMS OF
BUSINESS:         1. To elect three Class I directors for a three-year term.

                  2. To ratify the appointment of PricewaterhouseCoopers  LLP as our independent public accountants for 2000.

                  3. To  transact  any other  business  that may  properly  come before the meeting.

RECORD DATE:      Holders  of IMS  HEALTH  Common  Stock of record at the
                  close of business on February 29, 2000 are entitled to vote at the meeting.

ANNUAL REPORT:    IMS HEALTH's  1999 Annual  Report,  which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING:     It is important that your shares be  represented  and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If
                  Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.


                                         By Order of the Board of Directors,


                                         /s/ DAVID J. STEVENS

                                         David J. Stevens
                                         Senior Vice President, General Counsel
                                         and Secretary

Dated: March 17, 2000

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

The Company

     IMS Health Incorporated ("IMS HEALTH" or the "Company") is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. We have operations in 100 countries and employ approximately 9000 full-time equivalent employees worldwide. Our principal executive offices are located at 200 Nyala Farms, Westport, CT 06880. Our telephone number is (203) 222-4200.

Proxy Solicitation

     On March 17, 2000, we began mailing these proxy materials to all shareholders of record at the close of business on February 29, 2000. We have sent this Proxy Statement to you because the Board of Directors of the Company is soliciting your proxy to vote at the 2000 Annual Meeting. IMS HEALTH will request banks and brokers to solicit proxies from their customers where appropriate and will reimburse them for reasonable out-of-pocket expenses. The Company may retain ADP Investor Communication Services to assist with this solicitation for a fee estimated at $3,500 plus expenses and will pay all expenses related to proxy solicitation.


Voting

     You may vote on matters presented at the Annual Meeting in the following ways:

     o    By Proxy -- Most shareholders have a choice of voting:

          -    over the Internet,

          -    by using a toll-free telephone number, or

          - by completing a proxy card and mailing it in the postage-paid envelope provided.

     Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you. A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m. E.D.T. on April 9, 2000.

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

     Regardless of the method you choose to vote, the individuals named on the enclosed card (your "proxies") will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of PricewaterhouseCoopers. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

     If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:00 p.m. E.D.T. on April 9, 2000. If you vote over the Internet or by telephone, it is not necessary to return your proxy card.

     If you choose to vote by mailing a proxy card, your proxy card must be filed with the secretary of the Annual Meeting prior to or at the commencement of the Annual Meeting.

     o In Person -- You may attend the Annual Meeting and cast your vote there.

      Voting over the Internet, by telephone or by sending in a signed proxy will not prevent you from attending the Annual Meeting and voting in person. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the Secretary of IMS HEALTH, or by attending the Annual Meeting and voting in person.

     For Participants in the IMS Health Savings Plan. If you participate in the IMS Health Incorporated Savings Plan (the "Plan") and have contributions invested in IMS HEALTH Common Stock, the proxy card will serve as a voting instruction for the trustee of the Plan. You must return your proxy card to the trustee prior to March 28, 2000. If your proxy card is not received by the trustee before that date or if you sign and return the proxy card without instructions marked in the boxes, the trustee will vote your shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the trustee received timely instructions.

Record Date, Quorum and Voting Requirements

     Only holders of record of Common Stock at the close of business on February 29, 2000 will be eligible to vote at the Annual Meeting. As of the close of business on February 29, 2000, IMS HEALTH had outstanding 298,339,602 shares of Common Stock. Each share of Common Stock is entitled to one vote.

     A quorum of shares is necessary to hold a valid shareholders' meeting. IMS HEALTH's by-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of shareholders. Shares that abstain from voting, as well as shares that a broker holds in "street name" and votes on some matters but not others ("broker non-votes"), will be counted for purposes of establishing a quorum.

     Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the three nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required to ratify the appointment of independent auditors. If you are present at the meeting but do not vote on this proposal, or if you have given a proxy and properly withheld authority to vote on this proposal, or if there are broker non-votes, the shares withheld or not voted will have the same effect as if you voted against this proposal.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table shows the number of shares of Common Stock "beneficially owned" by each of the directors, the executive officers named in the Summary Compensation Table below, all present directors and executive officers of the Company as a group, at December 31, 1999, and all persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock on December 31, 1999. "Beneficial ownership" includes shares a shareholder has the power to vote or the power to transfer, and also includes stock options that were exercisable at that date, or as of that date will become exercisable within 60 days thereafter. Percentages are based upon the number of shares of Common Stock outstanding at December 31, 1999, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

     The information in the table is based upon information provided by each director and executive officer and, in the case of the beneficial owners of more than 5% of the outstanding Common Stock, the information is based upon Schedules 13G filed with the Securities and Exchange Commission ("SEC"). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed.

            Name                          Number of Shares and Nature of Ownership
            ----                          ----------------------------------------
Clifford L. Alexander, Jr...........        9,106      Direct
                                            2,159      Restricted Stock Grant (1)
                                            9,429      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           20,694

J. Michal Conaway ..................       49,175(2)   Direct
                                           55,884      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                          105,059

Victoria R. Fash....................      121,738(2)   Direct
                                           61,844(2)   Restricted Stock Grant (3)
                                          532,157      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                          715,739(4)

John P. Imlay, Jr...................       20,000      Direct
                                            2,159      Restricted Stock Grant (1)
                                            3,048(2)   Deferred Restricted Stock Units (5)
                                           14,361      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           39,568

Robert J. Kamerschen................       27,725      Direct
                                            2,159      Restricted Stock Grant (1)
                                           14,361      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           44,245

Alan J. Klutch......................      125,315      Direct
                                          202,861      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                          328,176

Craig S. Kussman ...................        6,500(2)   Direct
                                          257,147      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                          263,647

Robert J. Lanigan ..................       14,200      Direct (6)
                                            2,159      Restricted Stock Grant (1)
                                           14,361      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           30,720

H. Eugene Lockhart..................        4,400      Direct
                                            2,159      Restricted Stock Grant (1)
                                            1,336(2)   Deferred Restricted Stock Units (5)
                                           14,361      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           22,256

James C. Malone ....................        4,694      Direct
                                          322,193      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                          326,887

David H. Owen.......................       44,707      Right to Acquire Within 60 Days by Exercise of Options

M. Bernard Puckett .................        7,200      Direct
                                            2,009      Restricted Stock Grant (1)
                                           13,565      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           22,774

William C. Van Faasen ..............        3,200      Direct
                                            1,336      Restricted Stock Grant (1)
                                            1,050(2)   Deferred Restricted Stock Units (5)
                                            6,962      Right to Acquire Within 60 Days by Exercise of Options
                                          -------
                                           12,548

         Name                           Number of Shares and Nature of Ownership
         ----                           ----------------------------------------
Robert E. Weissman .................      692,184      Direct
                                           35,930(2)   Restricted Stock Grant (7)
                                        1,370,995      Right to Acquire Within 60 Days by Exercise of Options
                                        ---------
                                        2,099,109

All Current Directors and
   Executive Officers as a
   Group (15 in number) ............    3,711,755(8)

FMR Corp.
   82 Devonshire Street
   Boston, MA 02109 ................   38,848,019(9)(10)

Mutuelles AXA, AXA and
   AXA Financial ...................   20,398,663(11)(12)

----------
(1) Represents shares of restricted stock granted under the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan, which shares are scheduled to vest on November 15, 2001 in the case of directors other than Mr. Van Faasen and on April 21, 2003 in the case of Mr. Van Faasen. Prior to the spin-off of most of the Company's equity interest in Gartner Group, Inc., these restricted shares were canceled as of July 15, 1999. They were then adjusted to provide the economic equivalent of the Gartner Group dividend and subsequently re-granted to all named Directors on July 27, 1999.

(2) Amounts include fractional restricted stock units accumulated as a result of dividend equivalents paid during 1999. All numbers have been rounded to the nearest whole share.

(3) Represents restricted stock units granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan, 44,708 of which are scheduled to vest in two equal annual installments commencing on December 14, 2000, and 17,136 of which are scheduled to vest on January 1, 2001.

(4) Ms. Fash also owns 6,500 shares of Class A Common Stock of IMS HEALTH's subsidiary Cognizant Technology Solutions Corporation ("CTS Common Stock"), a publicly traded company, and has the right to acquire within 60 days 13,000 shares of CTS Common Stock through the exercise of stock options. These amounts reflect the two-for-one stock split announced by CTS on February 11, 2000. (5) Represents restricted stock units deferred under the IMS Health Incorporated Non-Employee Director's Deferred Compensation Plan.

(6) 2,400 of these shares are held in an IRA account for the benefit of Mr. Lanigan and 11,800 of such shares are held in a family limited partnership of which Mr. Lanigan is the sole shareholder of the corporate general partner. Mr. Lanigan has sole investment and voting rights with respect to these shares.

(7) Represents restricted stock units granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan which are scheduled to vest on January 1, 2001. (8) Includes all shares beneficially owned, regardless of nature of ownership, and all rights to acquire shares within 60 days. Represents 1.2% of the total outstanding Common Stock on December 31, 1999. Excludes shares owned by Messrs. Conaway and Klutch, who were not executive officers as of December 31, 1999.

(9)  Represents  12.86% of the total  outstanding  Common  Stock on December 31,
     1999.

(10) FMR Corp., its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), Fidelity Growth & Income Fund (the "Growth Fund"), Edward C. Johnson, 3rd, Chairman of FMR Corp., and Abigail P. Johnson, jointly filed an Amendment No. 2 to Schedule 13G with the SEC on February 14, 2000. This Schedule 13G/A shows that as of December 31, 1999, Fidelity, a registered investment advisor, beneficially owned 36,660,780 shares of Common Stock, as a result of acting as investment adviser to various registered investment companies (the "Funds"), and that one of the Funds, the Growth Fund, owned 17,293,400 shares of Common Stock. Mr. Johnson, FMR Corp. and the Funds each has sole dispositive power (but no voting power) over the shares beneficially owned by Fidelity. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Funds. In addition, Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined under the Securities Exchange Act of 1934, as amended, each has sole dispositive power over 2,113,039 shares and sole power to vote or to direct the voting of 1,192,439 of such shares, and no power to vote or to direct the voting of 920,600 of such shares. Fidelity International Limited, a partnership controlled by Mr. Johnson and members of his family, is the beneficial owner of 74,200 shares of Common Stock.

(11) Represents  6.75% of the total  outstanding  Common  Stock on December  31,
     1999.

(12) AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. (f.k.a. The Equitable Companies Incorporated) ("AXA Financial"), filed a joint Amendment No. 1 to Schedule 13G with the SEC on February 14, 2000. The Schedule 13G/A shows that Mutuelles AXA, AXA, and AXA Financial together may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 7,000,024 shares, shared power to vote 6,715,550 shares, sole power to dispose of 20,208,910 shares, and shared power to dispose of 77,621 shares. All of the shares are beneficially owned through subsidiaries of AXA Financial. AXA owns a majority interest in AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, 100-101 Terrasse Boieldieu, 92042 Paris La Defense France; IARD, 21, rue de Chateaudun, 75009 Paris France; Courtage, 26, rue Louis le Grand, 75002 Paris France; AXA, 9 Place Vendome, 75001 Paris France; and AXA Financial, 1290 Avenue of the Americas, New York, New York 10104.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The members of the Board of Directors of the Company are grouped into three classes. Only one class of directors is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors are elected and have qualified.

     The Board of Directors has nominated John P. Imlay, Jr., Robert J. Kamerschen and H. Eugene Lockhart for election as Class I Directors at the 2000 Annual Meeting for a three-year term expiring at the 2003 Annual Meeting. Messrs. Imlay, Kamerschen and Lockhart have served as directors since June 15, 1998, shortly before IMS HEALTH became an independent public company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

     Unless you otherwise instruct, proxies will be voted for election of all the nominees, all of whom are now members of the Board. If any nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board and the number of Class I Directors, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

     The following table provides, for each nominee for election as a Class I Director, the nominee's name, position with IMS HEALTH, the year the nominee first became a director, principal occupations during the last five years, age, and other directorships in public companies.

  Nominees For Class I Directors for terms expiring at the 2003 Annual Meeting:

                                                          Principal
                         Positions                       Occupations
                           with       Director           During Last                               Other
     Name               IMS HEALTH     Since             Five Years                 Age        Directorships
     ----               ----------    --------           -----------                ---        -------------
John P. Imlay, Jr.       Director       1998          Chairman, Imlay Investments,   63      Gartner Group, Inc.;
                                                      Inc., Atlanta, GA                      Metromedia
                                                      (private venture capital               International Group,
                                                      investments), 1990 to                  Inc.;World
                                                      present; Chairman,                     Access, Inc.
                                                      Dun & Bradstreet Software
                                                      Services, Inc., Atlanta, GA
                                                      (software company), 1/90 to
                                                      11/96, and Principal
                                                      Executive Officer, 1/90 to
                                                      1/93, and President of that
                                                      company, 1/90 to 3/92.

Robert J. Kamerschen     Director       1998          Chairman & Chief Executive     64      Micrografx, Inc.;
                                                      Officer, DIMAC Marketing               R.H. Donnelley
                                                      Corporation, Atlanta, GA               Corp.; Tandy Corp.
                                                      (direct mail  marketing),
                                                      10/99 to present;  Retired
                                                      Chairman & Senior Executive
                                                      Consultant to ADVO, Inc.,
                                                      Windsor, CT (direct mail
                                                      marketing services), 7/99 to
                                                      10/99; Chairman, ADVO, Inc.,
                                                      11/88 to 7/99, and Chairman
                                                      and Chief Executive Officer
                                                      of that company, 11/88 to
                                                      1/99.

                                                          Principal
                         Positions                       Occupations
                           with       Director           During Last                               Other
     Name               IMS HEALTH     Since             Five Years                 Age        Directorships
     ----               ----------    --------           -----------                ---        -------------
H. Eugene Lockhart       Director       1998          President-Consumer Services,   50      Nabisco Group
                                                      AT&T Corp., New York, NY               Holdings Corp.;
                                                      (telecommunications), 7/99 to          First Republic Bank
                                                      2/00; Executive Vice
                                                      President and Chief Marketing
                                                      Officer, AT&T Corp., 2/99 to
                                                      6/99; President, Global Retail
                                                      Bank, Bank of America
                                                      Corporation, San Francisco, CA
                                                      (financial services), 4/97 to 10/98;
                                                      President and Chief Executive
                                                      Officer, MasterCard
                                                      International Inc., Purchase, NY
                                                      (credit card company), 3/94 to 4/97.

     The following tables provide, for each Class II and Class III Director continuing in office, the director's name, position with IMS HEALTH, the year the director first became a director, principal occupations during the last five years, age, and other directorships in public companies.

Class II Directors holding office for terms expiring at the 2001 Annual Meeting:

                                                          Principal
                         Positions                       Occupations
                           with       Director           During Last                               Other
     Name               IMS HEALTH     Since             Five Years                 Age        Directorships
     ----               ----------    --------           -----------                ---        -------------
Clifford L.
   Alexander, Jr.        Director       1998          Chairman and Chief Executive   66      The Dun &
                                                      Officer, The Dun & Bradstreet          Bradstreet
                                                      Corporation, Murray Hill, NJ           Corporation;
                                                      (information services), 10/99          Dreyfus Third
                                                      to present; President,                 Century Fund;
                                                      Alexander & Associates, Inc.,          Dreyfus General
                                                      Washington, DC (consulting             Family of Funds;
                                                      firm specializing in workforce         Dreyfus Premier
                                                      inclusiveness), 1/81 to present.       Family of Funds;
                                                      Mutual of America Life
                                                      Insurance Company;
                                                      American Home Products Corp.;
                                                      MCI WorldCom, Inc.

Robert E. Weissman       Chairman and   1998          Chairman, IMS Health           59      State Street Boston
                         Director                     Incorporated, 3/99 to present;         Corporation
                                                      Chairman and Chief Executive
                                                      Officer, IMS Health
                                                      Incorporated, 2/98 to
                                                      3/99; Chairman and Chief
                                                      Executive Officer,
                                                      Cognizant Corporation,
                                                      Westport, CT (information
                                                      services), 9/96 to 7/98;
                                                      Chairman and Chief
                                                      Executive Officer, The Dun
                                                      & Bradstreet Corporation,
                                                      Wilton, CT (information
                                                      services), 4/95 to 10/96;
                                                      President and Chief
                                                      Executive Officer, 1/94 to
                                                      3/95, and President and
                                                      Chief Operating Officer of
                                                      that company, 1/85 to
                                                      12/93.

                                                          Principal
                         Positions                       Occupations
                           with       Director           During Last                               Other
     Name               IMS HEALTH     Since             Five Years                 Age        Directorships
     ----               ----------    --------           -----------                ---        -------------
William C. Van Faasen    Director       1998          President and Chief            51      BankBoston
                                                      Executive Officer, Blue                Corporation
                                                      Cross and Blue Shield of
                                                      Massachusetts, Boston, MA
                                                      (health insurance), 9/92
                                                      to present.


              Class III Directors holding office for terms expiring at the 2002 Annual Meeting:


                                                          Principal
                         Positions                       Occupations
                           with       Director           During Last                               Other
     Name               IMS HEALTH     Since             Five Years                 Age        Directorships
     ----               ----------    --------           -----------                ---        -------------
Victoria R. Fash         President,     1998          President and Chief           49       Cognizant
                         Chief Executive              Executive Officer,                     Technology
                         Officer and                  IMS Health Incorporated, 3/99          Solutions
                         Director                     to present; President and              Corporation;
                                                      Chief Operating Officer,               Edwards
                                                      IMS Health Incorporated,               Lifesciences
                                                      2/98 to 3/99; Executive                Corporation
                                                      Vice President and
                                                      Chief Financial Officer,
                                                      Cognizant Corporation,
                                                      Westport, CT (information
                                                      services), 9/96 to 7/98;
                                                      Senior Vice President-Business
                                                      Strategy, The Dun & Bradstreet
                                                      Corporation, Wilton, CT
                                                      (information services), 4/95
                                                      to 11/96, and Vice
                                                      President-Business Operations
                                                      Planning of that company,
                                                      5/94 to 4/95.

Robert J. Lanigan        Director       1998          Limited Partner, Palladium     71      Owens-
                                                      Equity Partners, New York,             Illinois, Inc.;
                                                      NY (private investment firm),          DaimlerChrysler
                                                      6/96  to  present; Chairman            AG
                                                      Emeritus, Owens-Illinois,
                                                      Inc., Toledo, OH (glass,
                                                      plastics and other
                                                      packaging products), 1/92
                                                      to present, and Chairman
                                                      of the Board, 4/84 to
                                                      10/91, and Chief Executive
                                                      Officer of that company,
                                                      1/84 to 9/90.

M. Bernard Puckett       Director       1998          Private Investor, 1/96 to      55      P-Com, Inc.; R.R.
                                                      present; President and Chief           Donnelley &
                                                      Executive Officer, Mobile              Sons Company;
                                                      Telecommunication Technologies         Software.com;
                                                      Corp., Jackson, MS (telecom-           Softwork Inc.
                                                      munications),  5/95 to 1/96,
                                                      and President and Chief
                                                      Operating Officer of that
                                                      company, 1/94 to 5/95.

Committees of the Board and Meetings

     The Board of Directors has three standing committees; each made up of non-employee Directors:

     o    Audit Committee

     o    Compensation and Benefits Committee

     o    Nominating Committee

     The Audit Committee of the Board of Directors consists of Messrs. Alexander (Chairman), Lanigan and Lockhart. It held two meetings in 1999. The primary functions of the Audit Committee are to:

     o    Review  the   activities  of  the  internal  audit  function  and  the
          independent auditors.

     o Review the scope of the audits of IMS HEALTH's internal audit function and its evaluation of internal controls.

     o Review the scope of the audit of the Company's consolidated financial statements by independent public accountants and their report on the audit.

     o    Recommend  the  appointment  of  the  Company's   independent   public
          accountants to the full Board.

     The Compensation and Benefits Committee of the Board of Directors consists of Messrs. Puckett (Chairman), Imlay, Kamerschen and Van Faasen. It held three meetings during 1999. The primary functions of the Compensation and Benefits Committee are to:

     o    Establish  and  review  all  compensation   arrangements  for  certain
          executives of IMS HEALTH consistent with a statement of executive compensation philosophy adopted by the Board of Directors.

     o Establish and review IMS HEALTH's executive and employee benefit policies.

     o Administer IMS HEALTH's executive and employee compensation and benefit plans.

     The Nominating Committee of the Board of Directors consists of Messrs. Alexander, Imlay, Kamerschen, Lanigan, Lockhart, Puckett and Van Faasen. It held no meetings in 1999. The primary function of the Nominating Committee is to:

     o Screen candidates for membership on the Board of Directors and make recommendations to the full Board. Shareholders' recommendations of nominees for membership on the Board of Directors will be considered by the Nominating Committee. Although the Nominating Committee has not adopted formal procedures for the submission of recommendations, shareholders may recommend nominees for membership on the Board of Directors to the Nominating Committee by submitting the names in writing to: David J. Stevens, Senior Vice President, General Counsel and Secretary, IMS Health Incorporated, 200 Nyala Farms, Westport, Connecticut 06880. IMS HEALTH's By-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting.

     The Board of Directors held six meetings during 1999. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which the Director serves.

Compensation of Directors

      Of the current Board members, only Mr. Weissman and Ms. Fash are salaried employees of the Company. Board members who are not salaried employees of IMS HEALTH receive compensation for Board service. That compensation currently consists of the following:

     Annual Retainer:           $30,000 (payable in quarterly installments)

     Committee Chairman Fees:   $5,000 annually (payable in quarterly
                                installments)

     Attendance Fees:           $1,000 for each Board meeting
                                $1,000 for each Board committee meeting
                                Expenses related to attendance

     Stock Options:             9,000 shares annually  (these options become
                                exercisable in three equal annual installments, or earlier upon termination of service, and expire ten years after grant, or earlier following termination of service)

     Restricted Stock:          One time grant of $40,000 worth of Common Stock
                                upon initial election as a director (these shares have a restricted period of five years but restrictions lapse upon death, disability, or upon termination in other circumstances determined by the Compensation and Benefits
                                Committee; dividends are unrestricted)

     Directors may elect to defer all or part of their compensation under the Company's Non-Employee Directors' Deferred Compensation Plan, a non-qualified plan. Under this plan, the participating directors may elect to defer their compensation to an account credited with deferred cash or with deferred share units.

     If there is a change-in-control of IMS HEALTH, the Compensation and Benefits Committee may take such action as it deems necessary or desirable with respect to directors' stock options or restricted stock units. For this purpose, the term "change-in-control" has the same meaning as under the Change-in-Control Agreements, described below. These Committee actions could include acceleration of vesting, exercisability or settlement, payment of cash in exchange for cancellation, or issuing substitute awards that substantially preserve the value, rights and benefits of previously granted options or restricted stock units.

     During 1998, the Board of Directors adopted share ownership guidelines for non-employee directors because it believes that each director should maintain a meaningful investment in the Company. The guidelines require each director to own a specified number of shares or share units within five years of the later of January, 1999 and the date of a Director's first election to the Board, with mandatory ownership of 25% of the targeted number of shares within three years. The Board set ownership targets for outside directors at shares having a market value, measured at the time the guidelines were adopted, of ten times the then annual Board retainer.

                PROPOSAL NO. 2: APPOINTMENT OF AND RELATIONSHIP
                       WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors selects and hires independent public accountants to audit the Company's consolidated financial statements.

     The Audit Committee's selection for 2000 must be approved by you. The Audit Committee selected PricewaterhouseCoopers LLP as the Company's independent public accountants for 2000. This firm has acted as the Company's independent public accountants since July, 1998 when IMS HEALTH became an independent publicly traded company. In connection with its audit of the consolidated financial statements, PricewaterhouseCoopers also audited the separate financial statements of certain subsidiaries of the Company, reviewed certain filings with the SEC and performed certain non-audit services.

     A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the meeting.

     If the ratification of appointment of PricewaterhouseCoopers is not approved, the Board will appoint other independent accountants. Any engagement of new accountants for periods following the 2001 Annual Meeting will be subject to ratification by you at that meeting.

     THE  BOARD  OF  DIRECTORS   RECOMMENDS  A  VOTE  FOR  RATIFICATION  OF  THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS.

                       COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation and Benefits Committee on Executive Compensation

     This report of the Compensation and Benefits Committee of the Board of Directors discusses our compensation program for senior executives; in particular, compensation paid for services in 1999. As of the date of this Proxy Statement, the Committee reviews and approves the cash and equity components of the compensation program for 12 senior executives of IMS HEALTH (including certain executive and non-executive officers) (the "Board Review Group"). Only non-employee directors serve on the Committee. We consult with independent experts, experienced in the design and implementation of executive compensation arrangements, for advice on compensation matters. We have delegated to the Chairman of the Board or Chief Executive Officer limited authority over cash compensation decisions for two of our executive officers who are not members of the Board Review Group; equity based compensation for these two executive officers is reviewed and approved by the Committee.

Executive Compensation Philosophy

     Our Committee and the Board of Directors believe that to build shareholder value IMS HEALTH should closely align the financial interests of its employees with the financial interests of shareholders. Moreover, we believe top-caliber executives and employees can drive shareholder value, particularly by delivering customer satisfaction. We want senior executives to operate our business with a long-term perspective while striving to deliver annual results in accordance with the Company's approved strategy and growth objectives.

     IMS HEALTH relies heavily on incentive compensation programs to motivate superior performance, both short- and long-term. These programs, which provide compensation in cash and stock, place a major portion of our senior executives' compensation at risk. Compensation under these programs varies depending on the performance of IMS HEALTH as a whole and the performance of the business unit for which the executive is responsible. Such programs hold executives directly accountable for results and promote a sharp and continuing focus on building shareholder value.

     Therefore, we intend that total compensation opportunities be highly performance-driven in form and nature so that senior executives who successfully enhance shareholder value will be eligible to receive financial rewards at levels consistent with the compensation offered by other high-performing companies that are likely to compete for the services of our executives. This approach enables us to attract and retain the highest caliber of executive talent in an increasingly competitive market.

     During 1998, the Board of Directors instituted stock ownership guidelines for senior executives to foster a deep commitment on the part of our global management team to IMS HEALTH and its shareholders. The guidelines require that each participant own a specified number of shares of Common Stock by 2003, with mandatory ownership of 25% of the targeted number of shares by 2001. We set ownership target levels quite high -- we believe them to be among the highest in effect at major U.S. companies. Based on the market value of Common Stock at the time the program commenced, these target ownership levels range up to ten times annual salary for the Chairman of the Board, and from three to seven times annual salary for the other senior executives covered by the program. Unlike some companies' ownership guidelines, the targeted number of shares to be owned does not fluctuate with changes in the market price. Executives and directors may obtain shares to meet the ownership guidelines through open-market purchases and acquisitions of shares under IMS HEALTH plans. Prior to exercise, stock options will not count while 50% of Performance Restricted Stock Units ("PERS") will count towards meeting these ownership guidelines.

Components of the Compensation Program

     Our Committee believes that the form and level of executive compensation helps IMS HEALTH attract and retain highly motivated and effective executives who are critical to the future success of the business.

     In determining compensation opportunities and payments to executives, we look at the competitive opportunities and payments among a comparator group of companies. The companies used for comparison purposes include several pharma service providers, companies engaged in other service industries and pharmaceuticals, as well as other companies with which the Company competes for executive talent. These other companies have one or more characteristics comparable to IMS HEALTH, such as:

     o projected revenues, growth, operating income, assets, market value and total shareholder returns,

     o    significant market presence outside the United States,

     o    leading  market  shares in  significant  or  emerging  markets,  and

     o    similarities   in  scope  of  position   responsibilities,   executive
          expertise and the magnitude of performance challenges faced.

The group of comparator companies for compensation purposes differs from the peer group used for comparison in the Total Shareholder Return Graph on page 14.

     Compensation data for the comparator companies comes from benchmarking surveys conducted by independent compensation consultants. In reviewing the data, we take into account how IMS HEALTH's compensation policies and overall performance compare to similar indices for the comparator group. In general, we seek to target an executive's total compensation opportunity, earnable for strong performance by IMS HEALTH, between the 50th and 75th percentile of comparator group compensation for the corresponding position. Our decisions, however, take into account other factors including individual, business unit and Company performance and shareholder returns.

     The compensation program for IMS HEALTH executives has three main components: base salary, annual cash incentives, and long-term incentives in the form of PERS and stock options. We grant restricted stock or stock units in some cases as an additional element of long-term compensation.

     Base Salary. Base salary compensates an executive for ongoing performance of assigned responsibilities. Our Committee reviews base salaries annually. In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, we take into account salaries paid for comparable positions at other companies, changes in the executive's responsibilities, the individual performance of the executive and IMS HEALTH's compensation philosophy favoring variable, performance-based compensation. For 1999, we approved merit increases, ranging from 2% to 5%, to the base salaries of executive officers in the Board Review Group, other than Mr. Weissman and Ms. Fash, who are discussed separately in the CEO Compensation section.

     Annual Incentives. An annual incentive generally rewards an executive for financial results achieved for the year. These awards depend on the level of achievement of financial targets set at the beginning of the plan year. For 1999, we set financial targets based on the performance measures of revenue growth and operating income of each executive's business unit or IMS HEALTH's consolidated results. In addition, we included for 1999 a qualitative performance goal -- customer satisfaction -- to focus our executives on the customer as critical to the Company's long-term success. Further, there may be a "booster" based on the Company's earnings per share performance.

     With respect to each performance measure, the executive does not earn an annual incentive unless performance exceeds a predetermined "floor" for that measure. The bonus opportunity with respect to a measure is earned if the target is achieved, with performance between the floor and the target resulting in a lower bonus with respect to that performance measure. An amount larger than the bonus opportunity for each performance measure can be earned, up to a specific limit, for exceeding the target for that measure.

     Performance Restricted Stock Units. Performance Restricted Stock Units, or PERS, provide a long-term incentive opportunity for senior executives based on achievement of the same pre-established annual financial and customer satisfaction goals used for purposes of the annual incentive awards. We use this program to bring total compensation opportunities and long-term compensation opportunities within the desired range relative to the comparator group, as discussed above, and enhance retention by requiring a period of future service to "earnout" the shares representing the PERS awarded. In addition, through this program we enable executives to increase their stock ownership based on performance, which creates momentum toward achievement of the stock ownership guidelines adopted by the Board while assisting in executive retention.

     Under this program, we grant a matching PERS award equal in value to the annual incentive award earned by the executive. As an award of restricted stock units, PERS confer on an executive an opportunity to receive one share for each unit at the end of a set deferral period. The number of PERS granted equals the dollar amount of the executive's annual incentive award divided by the fair market value of IMS HEALTH stock at the end of the performance year. After grant, PERS fluctuate with the price of IMS HEALTH stock for two years after which time the PERS vest (they remain subject to a risk of forfeiture during this period in the event of termination of the executive's employment, with exceptions for death, disability, retirement, or a change in control).

     Stock Options. We use stock options as our primary long-term incentive mechanism because options reward executives to the extent shareholders benefit from date of grant. Executives may benefit from options only when and to the extent that the market value of the underlying shares, and hence shareholder value, has increased. Prior to 1999, we issued options to executives in multi-year cycles. Review of our stock option grant philosophy resulted in our shifting to an annual stock option grant cycle in 1999. Factors considered, although not weighted, when we determine senior executive options grants, include:

     o    competitiveness of total compensation,

     o    level of responsibility,

     o    individual performance,

     o    potential future contributions, and

     o whether the option grant would provide an appropriate reward and incentive for the executive to sustain and enhance shareholder value over the long-term.

     We believe this approach effectively aligns executive interests and shareholder interests, reinforces an entrepreneurial mindset, builds a high-performance culture and increases the "at risk" portion of each executive's compensation. This program also helps us to attract and retain high quality personnel in an increasingly competitive employment market.

     Apart from regular option grants, we grant options to newly hired and newly promoted executives. These awards have also included "purchased" option grants. Purchased options provide the opportunity for an employee to acquire additional options by paying an amount equal to ten-percent of the value of the shares subject to the option. The remaining ninety percent remains payable at exercise. The employee forfeits the prepaid ten-percent of the purchase price if the options vest and expire without being exercised, and the portion of the purchase price attributable to vested options is also forfeitable upon termination of employment in certain circumstances.

     To facilitate share ownership, align employee and shareholder interests, and provide all employees with an equity stake in the business, substantially all employees of IMS HEALTH worldwide were granted stock options during 1999.

     Restricted Stock or Units. Restricted stock or units may be granted at Committee discretion to executive officers upon hiring, promotion or assignment of additional responsibilities. These are granted as an inducement and reward for the new or increased commitment to IMS HEALTH, and in some cases to offset valuable benefits lost by the executive upon leaving a previous employer to join our Company.

     Other Benefits. We provide a variety of employment benefits in order to be competitive in attracting and retaining talented executives to work for IMS HEALTH. Among the more important are retirement benefits provided under our various pension programs and severance benefits provided under the Employee Protection Plan and the Change-in-Control Agreements entered into with executives, as described beginning on p. 19 of this Proxy Statement. In 1999, we implemented the Executive Deferred Compensation Plan. This plan permits certain senior executives to defer cash, salary and bonus amounts until retirement or termination. Such amounts are treated as though invested in various indexed funds. The plan also permits these executives to elect to defer settlement of restricted stock units beyond the scheduled settlement date, and defer delivery of option profit shares upon exercise of an option. These deferral features offer tax advantages, and encourage IMS HEALTH executives to hold and remain invested in our shares on a long-term basis. The Company has created a "rabbi" trust to hold assets that offset its cash-denominated deferred compensation obligations. The terms of the plans vary in the case of executives who are not United States residents in order to conform to local tax laws and other laws different from those in the United States and may result in, among other things, limits on the type of compensation that may be deferred.

     CEO Compensation. Mr. Weissman served as Chairman of the Board and Chief Executive Officer until March 1999, at which time he stepped down as Chief Executive Officer and continued his responsibilities as Chairman. At that time, Ms. Fash was promoted to Chief Executive Officer while continuing as President.

     Mr. Weissman and Ms. Fash each participate in the executive compensation and benefits programs described in this report on the same basis as all other senior executives of IMS HEALTH. The only exception is that Mr. Weissman did not participate in the PERS program for the 1999 performance year. Mr. Weissman's 1999 cash compensation level and opportunities consisted of a base salary of $775,000 and a target annual incentive opportunity of $785,000, unchanged from 1998. Ms. Fash's 1999 cash compensation level and opportunities consisted of a base salary of $650,000 and a target annual incentive opportunity of $585,000, which was increased in recognition of her new responsibilities as Chief Executive Officer.

     1999 annual incentive award opportunities for Mr. Weissman and 1999 annual incentive and PERS award opportunities for Ms. Fash were based on overall corporate results with a 50% weighting on revenue performance, 40% weighting on operating income performance, a 10% weighting on the Company's customer satisfaction rating plus the "EPS Booster". Based on 1999 performance, the awards were paid out at 124.4% of bonus opportunity.

     In 1999, we granted stock options to Mr. Weissman and Ms. Fash in accordance with our option grant philosophy, described above. In determining these grants, we did not apply a particular weighting to the factors considered. However, Ms. Fash's grant was increased in recognition of her new responsibilities and performance.

     We believe the 1999 compensation of Mr. Weissman and Ms. Fash, who each served as Chief Executive Officer during the year, is consistent with the Committee's executive compensation philosophy, and appropriate relative to the performance of IMS HEALTH.

     Tax Deductibility. Section 162(m) of the Internal Revenue Code of 1986 imposes limitations on the deductibility of compensation paid to a public company's chief executive officer and the other four most highly compensated executive officers. The Committee's policy is to seek to preserve such corporate tax deductibility to the greatest extent practicable, while maintaining the flexibility to approve, when appropriate, compensation arrangements in the best interests of our Company and its shareholders, but which may not always qualify for full tax deductibility. Accordingly, we have taken the steps we believe are required, including shareholder approval, to enable annual incentive awards, PERS, and options granted to senior executives to qualify as "performance-based" compensation not subject to Section 162(m)'s limits on tax deductibility.


                                         The Compensation and Benefits Committee

                                                    M. Bernard Puckett, Chairman
                                                              John P. Imlay, Jr.
                                                            Robert J. Kamerschen
                                                           William C. Van Faasen

             COMPARISON OF CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
                       JUNE 23, 1998 TO DECEMBER 31, 1999


     This graph compares the total shareholder return of IMS HEALTH, the Standard and Poor's 500 Index, the Drug Manufacturers' Index and a selected comparator group from June 23, 1998, the first day of when-issued trading in IMS HEALTH Common Stock until December 31, 1999. While there is no widely recognized standard industry group or individual companies that are pure peers of IMS
HEALTH, a group was selected comprised of six companies that provide pharmaceutical companies with contract research, contract sales and drug wholesale services. Although they do not compete directly with IMS HEALTH, their customers are the same and their share price performance is influenced by many of the same variables as IMS HEALTH. This Pharmaceutical Services Group consists of: McKesson HBOC, Inc., Cardinal Health Inc., Covance Inc., Dendrite
International Inc., National Data Corporation and Quintiles Transnational Corporation.


                                                                     Compound
                                                                      Annual
                                  6/23/98    12/31/98    12/31/99    Return Rate
                                  -------    --------    --------    -----------
IMS HEALTH                        $100.00    $143.14      $127.60      17.4%
Pharmaceutical Services Group*     100.00     116.61        52.57     -34.5%
S&P Drugs                          100.00     120.43        99.11      -0.6%
S&P 500                            100.00     110.66       133.94      21.2%

----------

* The Pharmaceutical Services Group includes McKesson HBOC, Cardinal Health, Covance, Dendrite International, National Data and Quintiles Transnational.

     Note: All prices have been adjusted to reflect dividend reinvestment of the value of the shares distributed in the Gartner Group, Inc. spin-off into additional shares of stock in IMS HEALTH.

Executive Compensation Tables

                           Summary Compensation Table

     The following tables show annual and long-term compensation paid or accrued by IMS HEALTH for services rendered for the fiscal year's indicated by the Company's Chief Executive Officer and the four most highly compensated officers and two former executive officers who would have appeared in the table had they been executive officers at the end of the year ("the named executives").

     During 1999, IMS HEALTH had a two-for-one stock split and distributed the majority of its equity interest in Gartner Group, Inc. in a tax-free spin-off. This split and spin-off required all outstanding equity awards to be adjusted in order to preserve the then existing intrinsic economic value of the awards at the time of the split and the spin-off. All 1999 and prior year awards have been restated to reflect these two transactions.


     Six of the named executives were employees when IMS HEALTH was spun-off from Cognizant in 1998. The Summary Compensation Table reflects compensation earned at both Cognizant and IMS Health during that calendar year. All 1997 compensation was paid by Cognizant.

                           SUMMARY COMPENSATION TABLE

                                                                                            Long-Term Compensation
                                                                             ----------------------------------------------------
                                                Annual Compensation                  Awards                        Payouts
                                           --------------------------------  -------------------------       --------------------
                                                                   Other                    Securities
                                                                   Annual    Restricted     Underlying       Long-Term  All Other
                                                                   Compen-     Stock         Options/        Incentive  Compensa-
  Name and Principal                       Salary     Bonus(1)    sation(2)  Award(s)(3)      SARs(4)         Payouts   tion (5)
      Position                    Year       ($)        ($)          ($)        ($)             (#)             ($)        ($)
  ------------------              ----     -------   ----------   --------   -----------    ------------     ---------  ---------
Robert E. Weissman .............  1999     775,000     976,363           0           0        172,124(a)           0      66,525
                                  ----------------------------------------------------------------------------------------------
  Chairman .....................  1998     775,000   1,123,429           0   1,123,429        160,337              0      56,147
                                                                                              886,779
                                                                                            ---------
                                                                                            1,047,116(b)
                                  ----------------------------------------------------------------------------------------------
                                  1997     750,000   1,007,100       1,006           0              0              0      72,568
                                  ----------------------------------------------------------------------------------------------
Victoria R. Fash ...............  1999     652,461     727,608     148,156     727,608        199,396(a)           0      37,081
                                  ----------------------------------------------------------------------------------------------
  President and ................  1998     602,083     535,776     108,275   2,577,651         52,665              0      29,780
  Chief Executive Officer ......                                                              229,227
                                                                                            ---------
                                                                                              281,892(b)
                                  ----------------------------------------------------------------------------------------------
                                  1997     375,000     349,128           0     268,938          6,500(6)           0      19,655
                                  ----------------------------------------------------------------------------------------------
David H. Owen (7) ..............  1999     338,710     168,542           0     168,542         44,707(a)           0      18,114
                                  ----------------------------------------------------------------------------------------------
  Senior Vice President, .......  1998      36,959           0           0           0         89,415(a)           0           0
  Global Human Resources
                                  ----------------------------------------------------------------------------------------------
James C. Malone ................  1999     258,336     172,387     554,310     172,387         67,061(a)           0      14,145
                                  ----------------------------------------------------------------------------------------------
  Senior Vice President, .......  1998     248,400     188,908     491,914           0         25,215(b)           0      13,421
                                  ----------------------------------------------------------------------------------------------
  Controller and Acting Chief ..  1997     240,625     167,850           0     136,538              0              0       3,412
  Financial Officer
                                  ----------------------------------------------------------------------------------------------
Craig S. Kussman ...............  1999     254,100     141,850           0           0         67,061(a)           0      12,499
                                  ----------------------------------------------------------------------------------------------
  Senior Vice President, .......  1998     242,000     151,126           0     124,500         19,872(b)           0      11,008
                                  ----------------------------------------------------------------------------------------------
  Corporate Development ........  1997     219,500     114,102           0           0              0              0       2,719
                                  ----------------------------------------------------------------------------------------------
J. Michal Conaway (8) ..........  1999     487,216     323,546   1,858,172           0         44,707(a)           0       1,658
                                  ----------------------------------------------------------------------------------------------
  Former Chief .................  1998     525,000     400,252   1,503,428   1,477,640        223,538(a)           0           0
  Financial Officer ............                                                              111,769
                                                                                            ---------
                                                                                              335,307(b)
                                  ----------------------------------------------------------------------------------------------
Alan J. Klutch (8) .............  1999     324,704     485,216           0           0         67,061(a)           0     412,523
                                  ----------------------------------------------------------------------------------------------
  Former Senior Vice ...........  1998     325,000     355,776           0     355,776         40,183              0      19,629
  President--Finance ...........                                                              203,522
                                                                                            ---------
                                                                                              243,705(b)
                                  ----------------------------------------------------------------------------------------------
                                  1997     325,000     303,473           0           0              0              0      22,637
                                  ----------------------------------------------------------------------------------------------

----------
a)   Option grants

b) Options have been restated to reflect the IMS HEALTH 2 for 1 stock split and the Gartner Group spin-off.

     1. Bonus amounts represent cash bonus amounts earned in a given fiscal year which are generally paid in the following year and include the value of performance related restricted stock vesting during the current year.

     2. The value of certain personal benefits is not included since it does not exceed the lesser of 10% of salary and bonus or $50,000 for Mssrs. Weissman, Owen, Kussman and Klutch. Amounts shown for Ms. Fash reflect a $129,561 cost of living adjustment, including a tax gross up in connection with her international assignment. Amounts shown for Mr. Malone include $323,617 for living accommodations and foreign taxes paid associated with his international assignment. Amounts shown for Mr. Conaway include $934,744 for taxes due on the vesting of 39,175 restricted shares and $708,265 for cost of living expenses and other costs associated with his foreign assignment.

     3. The following IMS Health executives earned performance-based restricted stock units ("PERS") based on financial performance in the following amounts: Ms. Fash, 28,390; Mr. Malone, 6,726; and Mr. Owen, 6,707. PERS are subject to a risk of forfeiture upon termination of employment in certain circumstances for a period of two years, measured from their date of grant in 2000. PERS are credited with dividend equivalents equal to dividends on IMS HEALTH Common Stock. At December 31, 1999, the named executives held restricted stock unit awards relating to a number of shares having a fair market value at that date as follows (excluding PERS which were not issued until 2000 with respect to 1999 performance): Mr. Weissman, 35,930 shares valued at $971,233; and Ms. Fash, 61,844 shares valued at $1,671,720.

     4. Each executive received a new option grant in 1999. These options were awarded in January, vest at 33.33% per annums and have a 10-year term.

     5. The amounts shown for 1999 include aggregate annual Company contributions for the account of each named executive officer under the IMS Health Incorporated Savings Plan and IMS Health Incorporated Savings Equalization Plan, as follows: Mr. Weissman, $59,377; Ms. Fash, $37,081; Mr. Klutch, $14,449; Mr. Malone, $13,495; and Mr.
          Kussman, $12,499. The amount for Mr. Klutch also includes a one-time lump sum payment upon retirement equal to $396,748 under the IMS Health Incorporated Retirement Excess Plan. The amount shown for Mr. Owen includes aggregate Company contributions of $8,647 under the Company's "qualified" plan and an additional $9,467 Company contribution for wages in excess of the United Kingdom earnings cap. Amounts shown include imputed income resulting from premiums paid for life insurance as follows: Mr. Weissman, $7,148; Mr. Malone, $650; Mr. Conaway, $1,658; and Mr. Klutch, $1,327.

     6.   Represents  options  to  purchase  shares  of Class A Common  Stock of
          Cognizant Technology Solutions Corporation, a majority-owned subsidiary of IMS HEALTH. This amount does not reflect the two-for-one stock split announced by CTS on February 11, 2000.

     7. Amounts paid in Sterling to Mr. Owen were converted to U.S. dollars at a rate of GBP .6046 to $1.00 for 1998 and GBP .6200 to $1.00 for 1999,
          in each case the average exchange rate during such year.

     8. Mr. Conaway's salary represents compensation through December 3, 1999. Mr. Klutch's salary represents compensation through April 30, 1999 plus other amounts paid to him through the end of the year.

                      Option/SAR Grants in Last Fiscal Year

     The Table below shows the grants of stock options made to the named executive officers in 1999. The options have an exercise price equal to the fair market value of the stock on the date of grant, vest over a three-year period, and expire 10 years after grant or earlier in the event of certain terminations of employment.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants
--------------------------------------------------------------------------------

                                                                Number of
                                                               Securities
                                                               Underlying    % of Total
                                                                Options/    Options/SARs     Exercise                       Grant
                                                                  SARs       Granted to      or Base                         Date
                                                               Granted(1)   Employees in     Price(1)      Expiration     Present(2)
        Name                                                      (#)       Fiscal Year      ($/Share)        Date         Value ($)
        ----                                                    ---------   ------------     --------      ----------     ----------
Robert E. Weissman ...................       Stock Options      172,124          1.8%        $31.1467       1/14/09       $1,300,485
Victoria R. Fash .....................       Stock Options      199,396          2.1%        $31.1467       1/14/09       $1,506,538
David H. Owen ........................       Stock Options       44,707          0.5%        $31.1467       1/14/09       $  337,784
James C. Malone ......................       Stock Options       67,061          0.7%        $31.1467       1/14/09       $  506,680
Craig S. Kussman .....................       Stock Options       67,061          0.7%        $31.1467       1/14/09       $  506,680
J. Michal Conaway(3) .................       Stock Options       44,707          0.5%        $31.1467       1/14/09       $  337,784
Alan J. Klutch .......................       Stock Options       67,061          0.7%        $31.1467       1/14/09       $  506,680

----------

1. Stock options held by IMS HEALTH employees were adjusted to reflect the two-for-one stock split and the spin-off of most of the Company's equity ownership of Gartner Group. The adjustment formula took into account the July 26 closing price of IMS HEALTH stock on an ex-dividend "when issued" basis and the July 26 closing price of IMS HEALTH stock on a "regular way" basis in accordance with applicable accounting rules. The formula was applied to preserve the economic value of the options at the time of the spin-off.

2. Grant date present value is based on the Black-Scholes Option Pricing Model and assumes an expected stock-price volatility factor of 35%, a risk-free rate of return of 4.8%, an average annual dividend yield of .30%, an assumed time of exercise of 3 years from grant dates and a reduction to reflect the probability of forfeiture due to termination prior to vesting of 16.11%. These assumptions may or may not be fulfilled, and the amounts shown cannot be considered predictions of future value. Options will have value at the exercise date only to the extent the stock price exceeds the option exercise price.

3. As of December 31, 1999, these options have expired as they were not vested upon Mr. Conaway's departure from the Company.

             Aggregate Option/SAR Exercises in Last Fiscal Year and
                       Fiscal Year-End Option/SAR Values

     The following table provides information related to option exercises by each of the named executive officers during 1999, the number of unexercised options at year-end and the value of unexercised in-the-money stock options at year-end. All amounts represented have been adjusted to reflect the two-for-one stock split and subsequent Gartner Group spin-off.

                                                                       Number of Securities
                                                                       Underlying Unexercised           Value of Unexercised
                                                                       Options/SARs at Fiscal         In-the-Money Options/SARs
                                    Shares                                   Year-End (1)               at Fiscal Year-End (2)
                                   Acquired        Value                       (#)                              ($)
                                  on Exercise    Realized           ----------------------------    -----------------------------
        Name                          (#)           ($)             Exercisable    Unexercisable    Exercisable     Unexercisable
        ----                      -----------    --------           -----------    -------------    -----------      -----------
Robert E. Weissman ...........            0      $      0             798,278        1,900,892      $ 5,135,637      $11,772,090
Victoria R. Fash .............            0      $      0             254,269          810,175      $ 1,829,314      $ 4,827,898
    CTS Options(3)                        0      $      0               6,500                0      $   651,511      $         0
David H. Owen ................            0      $      0              29,805          104,317      $         0      $         0
James C. Malone ..............       10,000      $123,627             183,708          316,129      $ 2,019,405      $ 2,682,804
Craig S. Kussman .............       38,465      $463,703             167,299          215,301      $ 1,845,190      $ 1,541,678
J. Michal Conaway ............            0      $      0              55,884                0      $         0      $         0
Alan J. Klutch ...............            0      $      0             182,211          465,685      $ 1,135,115      $ 2,717,067

----------
(1) Represents options to purchase shares of Class A Common Stock of IMS HEALTH and in the case of Ms. Fash, IMS HEALTH and Cognizant Technology Solutions Corporation ("CTS"), a majority owned subsidiary of IMS HEALTH. The number of shares does not reflect the two-for-one split announced by CTS on February 11, 2000.

(2) The values shown equal the difference between the exercise price of the exercisable and unexercisable options and the market price of the underlying common stock at the close of business on December 31, 1999 of $27.1875 for IMS HEALTH and $109.3125 for CTS.

(3)  Ms. Fash is currently a director of CTS.

Retirement Benefits

     The information set forth in the table below is applicable for Mr. Weissman and Ms. Fash and illustrates the estimated aggregate annual benefits payable under the IMS Health Incorporated Retirement Plan, the IMS Health Incorporated Supplemental Executive Retirement Plan and the IMS Health Incorporated Retirement Excess Plan to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits and benefits payable under predecessor plans of Dun & Bradstreet which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.

     Benefits vest after five years of credited service and are calculated at 5% of average final compensation per year for the first 10 years of credited service, and 2% per year for the next five years, up to a maximum of 60% of average final compensation after 15 years of credited service. Except as described below, average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service.

                                                 Estimated Aggregate Annual Retirement Benefit
       Average                                        Assuming Credited Service of:
        Final          -----------------------------------------------------------------------------------------
    Compensation        10 Years             15 Years             20 Years            25 Years        30 Years
    ------------       ----------          ----------           ----------         -----------       -----------
     $  700,000        $  350,000          $  420,000           $  420,000         $   420,000       $   420,000
        850,000           425,000             510,000              510,000             510,000           510,000
      1,000,000           500,000             600,000              600,000             600,000           600,000
      1,300,000           650,000             780,000              780,000             780,000           780,000
      1,600,000           800,000             960,000              960,000             960,000           960,000
      1,900,000           950,000           1,140,000            1,140,000           1,140,000         1,140,000
      2,200,000         1,100,000           1,320,000            1,320,000           1,320,000         1,320,000

     The benefits shown in the table above are calculated on a straight-life annuity basis. The number of years of credited service for Mr. Weissman and Ms. Fash are, respectively, 20 and 10.

     Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions, overtime and shift pay, and include earned compensation deferred under the Executive Deferred Compensation Plan. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded. A portion of the bonuses included in the Summary Compensation Table above were not paid until the year following the year in which they were accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and any unpaid current year's bonuses accrued and included in the Summary Compensation Table are not. For 1999, compensation which would be included in calculating final average compensation for Mr. Weissman and Ms. Fash was, respectively, $1,898,429 and $1,188,237, however, Mr. Weissman's and Ms. Fash's employment agreements provide in certain circumstances for a higher average final compensation than would otherwise be determined under the plan. See "Employment Agreements."

     Retirement benefits for Mr. Owen are determined solely under the IMS (UK) Pension Plan. Benefits under this plan vest after two years of service and are calculated at 2% of average final compensation per year of credited service. The number of years of credited service as of December 31, 1999 for Mr. Owen is 1.1. Compensation for determining his retirement benefit includes base salary plus overtime, local management bonus and loyalty bonus. The calculation excludes one-time special awards, any salary adjustment, car allowance, relocation expenses, special payments upon termination, long term incentive payments and any other similar payments as agreed by the Company in the determination of compensation for retirement benefits. Plan compensation is limited to that provided under the Earnings Cap Legislation, which in 1999 was (pound)90,600 (or $146,130). The estimated annual retirement benefits payable to Mr. Owen at retirement age 65 based upon service to December 31, 1999 was (pound)2,004 (or $3,230) per annum under this qualified plan.

     Retirement benefits for Messrs. Klutch, Kussman and Malone are determined solely under the IMS Health Incorporated Retirement Plan and the IMS Health Incorporated Retirement Excess Plan. Under these plans, IMS HEALTH contributes 6% of the participant's compensation monthly to the participant's retirement account in the plans. The retirement account earns monthly investment credits based on the yield on 30-year Treasury bonds, which is adjusted periodically. These plans also include a minimum monthly benefit for certain employees who had attained age 50 with 5 years of service as of October 31, 1996, including Mr. Klutch. The minimum benefit is equal to the excess of (i) 1.7% of final average compensation multiplied by years of credited service not in excess of 25, and 1.0% of final average compensation multiplied by years of credited service in excess of 25, over (ii) 1.7% of the primary Social Security insurance benefits multiplied by years of credited service not in excess of 25, and 0.5% of primary Social Security insurance benefits multiplied by years of credited service in excess of 25. Under the Retirement Plan, Mr. Klutch's annual benefits payable upon his retirement effective May 1, 1999 is $39,116, based upon his credited service through his date of retirement on April 30, 1999 of 24.8 years. The estimated annual retirement benefit payable to Messrs. Kussman and Malone at retirement age 65 based upon service to December 31, 1999 are $65,828 and $55,560, respectively. For Messrs. Kusssman and Malone, this amount includes benefits payable under predecessor plans of Dun & Bradstreet, which would be deducted from the amount payable under these plans. For 1999, compensation for purposes of determining retirement benefits for Messrs. Klutch, Kussman and Malone was $467,359, $405,226 and $447,244, respectively.

Change-in-Control Agreements

     We have entered into Change-in-Control Agreements with certain of our executives. These provide for severance and other benefits if, following a change-in-control of IMS HEALTH, the executive's employment terminates in a way adverse to the executive. These agreements cover all executive officers as well as certain other officers and selected key employees.

     In the event of a change-in-control, unvested options held by executives with Change-in-Control Agreements will accelerate.

     Under the Change-in-Control Agreements, an executive commits to remain employed for 180 days following an event that represents a potential change-in-control to maintain stable operations while a change-in-control proceeds. If a named executive officer's employment ends within two years following a change-in-control either because the Company terminates him or her without cause or because the executive resigns under circumstances constituting "good reason," the executive will be entitled to:

     o payment of target bonus for the year, prorated to reflect the part of the year he or she worked,

     o payment of a lump sum of three times his or her base salary plus annual target bonus for the year (or two times in the case of certain executives); if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year will be used,

     o in the case of Mr. Weissman and Ms. Fash, full vesting under any non-qualified retirement plan and crediting of service up to the maximum credited service allowed to be taken into account under certain retirement plans, and final average compensation deemed to be $2,000,000 and $1,971,755 respectively,

     o vesting and deemed achievement of target performance and payment for outstanding long-term performance awards,

     o    payment of an allowance for outplacement expenses,

     o life and health insurance benefits for 36 months after termination (24 months in the case of certain executives), and

     o    certain retiree medical and life benefits commencing at age 55.

     If payments trigger the "golden parachute" excise tax imposed by the U.S. Internal Revenue Code, the Company will pay an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied, and we will reimburse an executive for expenses incurred in enforcing the agreement unless incurred in bad faith.

     Under the agreement, "good reason" means an adverse change in employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement, and in the case of certain executives (not including those in the Board Review Group), the elapsing of 12 months following a change-in-control.

     A "change-in-control" is defined in the agreement to occur if a person becomes the beneficial owner of 20% or more of the combined voting power of IMS HEALTH's securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent directors, if IMS HEALTH merges with another entity in a way that substantially changes the ownership of existing shareholders, if we sell substantially all assets or liquidate IMS HEALTH, or if the Board of Directors otherwise determines that a change in control has occurred. If a potential change-in-control occurs, IMS HEALTH must deposit funds into a "rabbi" trust to fund potential obligations under the agreements.


Employment Agreements

     We have employment agreements with Mr. Weissman and Ms. Fash. These agreements employ each of them in their current positions through June 30, 2001, with automatic one-year renewals thereafter. The agreements specify annual base salaries, which must be reviewed at least annually and may be increased but not decreased from the amount previously in effect. Currently, Mr. Weissman receives an annual salary of $775,000 and Ms. Fash receives an annual salary of $700,000 as of January 1, 2000. The agreements entitle each executive to earn annual incentive compensation based on achievement of performance objectives set by the Compensation and Benefits Committee, in an amount not less than the incentive opportunity in the prior year and in any case not less than 100% of current salary, in the case of Mr. Weissman, and 90% of current salary, in the case of Ms. Fash. Each executive also must be permitted to participate in plans and programs offering compensation opportunities and benefits as favorable as those in effect in 1998. In addition, Mr. Weissman's agreement specifies that his average final compensation for purposes of the Supplemental Executive Retirement Plan will not be less than $1,722,254 as of December 31, 1999. This amount will increase by 5.9% in 2000 and 5% per annum thereafter. The agreements impose obligations on the executives as to confidentiality, non-competition, non-disparagement of IMS

HEALTH, and similar matters during employment and for specified periods following termination. The breach of these obligations can trigger forfeiture of certain options.

     The agreements require IMS HEALTH to provide termination payments and benefits to each executive, in addition to amounts previously accrued. If employment terminates due to retirement after age 55, approved early retirement, death or disability, the executive will receive annual incentive compensation for that year prorated to reflect the part of the year worked and, in the case of disability, continued participation in health and other benefit plans until age 65. If we terminate the executive's employment not for cause or executive terminates for "good reason," he or she will receive payment of a prorated portion of target bonus for that year; severance payments equal to two times the amount of annual cash compensation (annual salary plus the greater of that year's target bonus or the bonus paid in the prior year) paid in 24 monthly installments; accelerated vesting of options, restricted stock, restricted stock units, performance awards and other awards, with any performance objectives deemed achieved at target levels; crediting of additional years of age and service so that termination qualifies as retirement under the Supplemental Executive Retirement Plan; continued participation in health and other benefit plans for up to two years after termination, unless comparable benefits are provided by a subsequent employer. If such a termination occurs at any time following a change-in-control, the executive will receive the same benefits, except the severance benefit will be a lump sum equal to the annual cash amount multiplied by three, any option granted during the term of the agreement will remain outstanding until its stated expiration date, additional years credited under the Supplemental Executive Retirement Plan will qualify the executive for the maximum retirement benefit, average final compensation under that plan will be calculated as not less than $2.000 million for Mr. Weissman and $1.972 million for Ms. Fash, and participation will continue in benefit plans for up to three years. If payments following a change-in-control trigger the "golden parachute" excise tax, IMS HEALTH will pay the executive an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied. Upon occurrence of a potential change-in-control event, we must deposit amounts into a "rabbi" trust to fund potential obligations under the agreements.

     On January 3, 2000 the Company loaned $3,558,013 to Ms. Fash, President and Chief Executive Officer and a Director. $631,639 was repaid on January 12, 2000, leaving a principal amount of $2,926,374. The loan, which accrues interest at 6.21% per annum and is secured by 81,260 shares of Common Stock, was to enable a personal transaction without the sale of any Company stock. Principal and interest will be due December 31, 2008, with earlier payment permitted, accelerated payment required, and the loan forgiven under certain circumstances. Certain bonus payments that may become payable to Ms. Fash are also to be used to prepay the loan, and the Company has certain rights of setoff against amounts that may become due to Ms. Fash.

     For purposes of the agreements, "good reason" means a demotion or adverse change in the executive's employment status, compensation or benefits, a required relocation, a failure of IMS HEALTH to abide by other important provisions of the agreements or to renew the term of the agreements. IMS HEALTH must fully indemnify the executives, continue officers' and directors' liability insurance during employment and for up to six years thereafter, and reimburse the executives for expenses incurred in enforcing the agreements unless incurred in bad faith or frivolous. A "change-in-control" has the same meaning as under the Change-in-Control Agreements, described above.

Employee Protection Plan and Other Termination Benefits

     The IMS HEALTH Employee Protection Plan, or EPP, provides severance benefits to employees, including executive officers other than Mr. Weissman, Ms. Fash and Mr. Owen. The terms of Mr. Weissman's and Ms. Fash's severance benefits are described in their Employment Agreements. Certain executive officers not resident in the United States are covered by individual severance arrangements. In the case of Mr. Owen, we will pay him an amount equal to certain annual compensation in the event he is terminated without cause. The EPP provides for the payment of severance benefits if IMS HEALTH terminates the executive officer's employment not for cause. An executive thereby terminated will receive salary and benefits continuation for not less than 26 weeks nor more than 104 weeks, determined on the basis of 1.5 weeks for each $10,000 of salary plus three weeks for each year of service, but limited to 26 weeks if the employee has less than one year of service at termination. Benefits under the EPP cease when the employee earns or accrues compensation from any new employer or other third party.

These benefits do not apply to certain executive officers terminated within two years after a change-in-control, who are covered by the Change-in-Control agreements described above.

     In addition to continuation of salary, the EPP provides terminated eligible employees with:

     o continued medical, dental and life insurance coverage for the salary continuation period,

     o payment of the annual bonus for the year of termination that would have been paid if employment continued, prorated to reflect the number of months worked during that year, but only if the employee worked for at least six months in that year and termination was not due to the employee's unsatisfactory performance, and

     o    outplacement services and financial counseling in some cases.

The Chief Executive Officer retains discretion to increase or decrease EPP benefits for individual executives and other employees.

                              CERTAIN TRANSACTIONS

     For information regarding a transaction between the Company and the Chief Executive Officer, see "Employment Agreements".

                                  OTHER MATTERS

     IMS HEALTH knows of no matters, other than those referred to in this Proxy Statement, which will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     If you wish to submit proposals to be included in our 2001 proxy statement, we must receive them on or before October 27, 2000.

     Under the Company's By-Laws, if you wish to submit a proposal not intended to be included in the proxy material for the Annual Meeting of Shareholders in 2001, we must receive them on or before December 20, 2000. These proposals must comply with the provisions contained in IMS HEALTH's By-Laws relating to Shareholder proposals.

                                REDUCE MAILINGS

     If more than one copy of the Company's 2000 Annual Report and Proxy Statement has been mailed to your address and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive the Annual Report and Proxy Statement either via mail or via Internet delivery.

March 17, 2000

                             IMS HEALTH INCORPORATED

   PROXY/VOTING INSTRUCTIONS FOR THE ANNUAL MEETING TO BE HELD APRIL 10, 2000
            AT 9:30 A.M. AT 1209 ORANGE STREET, WILMINGTON, DELAWARE

     ROBERT E. WEISSMAN, VICTORIA R. FASH and DAVID J. STEVENS or any of them, with full power of substitution, are hereby authorized and/or instructed to represent and/or vote all the shares of Common Stock of IMS Health Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 10, 2000, and at any adjournment thereof:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM (1) AND FOR ITEM (2).

   (1) Election of Class I Directors for a three-year term expiring at the 2003 Annual Meeting of Shareholders. Nominees: John P. Imlay, Jr., Robert J. Kamerschen and H. Eugene Lockhart.

         [ ] FOR all nominees listed above, except     [ ] WITHHOLD authority to
             vote withheld from the following              vote for all nominees
             nominees (if any):

         __________________________________

   (2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the Company's consolidated financial statements for 2000. Mark only one.

               [ ] FOR         [ ] AGAINST         [ ] ABSTAIN



                                                     (Please Turn Over and Sign)

                            IMS HEALTH INCORPORATED

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A PROXY WHICH IS SIGNED AND RETURNED BY A SHAREHOLDER OF RECORD WITHOUT SPECIFICATION MARKED IN THE INSTRUCTION BOXES WILL BE VOTED FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM
(1), AND FOR ITEM (2).

Notice to Participants in Certain Benefit Plans.
------------------------------------------------

     The trustee of the IMS Health Incorporated Savings Plan has agreed that this proxy will also serve as voting instructions from participants in the plan who have plan contributions for their respective account invested in shares of Common Stock of IMS Health Incorporated ("Plan Shares"). Proxies covering shares in this plan must be received prior to March 28, 2000. If a proxy covering Plan Shares has not been received prior to March 28, 2000 or if it is signed and returned without specification marked in the instruction boxes, the trustee of this plan will vote the Plan Shares in the same proportion as the other Plan Shares for which it has received instructions.

PLEASE INDICATE WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING:

     [ ]  Yes          [ ]  No

                                        Date _____________________________, 2000


                                        ________________________________________


                                        ________________________________________
                                                      Signature(s)


                                        Please sign exactly as name appears at
                                        left. Joint owners should each sign.
                                        Executors, administrators, trustees,
                                        etc. should so indicate when signing and sign as required by the authority held.

                                        Proxy form begins on the reverse side.
                                        Please vote, date, sign and return
                                        immediately.

                                        [ ] I DO NOT WISH TO RECEIVE ANNUAL
                                            REPORTS OR PROXY STATEMENTS FOR THIS
                                            ACCOUNT AT THIS ADDRESS.